Exhibit 99.1

SAIA — Q4 2012 Saia, Inc. Earnings Conference Call

EVENT DATE/TIME: JANUARY 30, 2013 / 04:00PM GMT

Operator

Good day and welcome to the Saia, Inc. fourth-quarter 2012 results conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Ms. Renee McKenzie. Please go ahead.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you, Kevin. Good morning. Welcome to Saia’s fourth-quarter 2012 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President, Finance and Chief Financial Officer.

As we begin, you should note that, during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and all other statements that might be made on this call that are not historical facts, are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell — Saia, Inc. — President & CEO

Thank you for joining us this morning. I am pleased to report that Saia again delivered a significant increase in earnings this quarter. After two years of intense efforts centered around quality, yield management and operational excellence, it is gratifying to see the positive results that these initiatives are generating. And let me say upfront that these initiatives were created, designed and implemented by Saia employees who are at the very heart of every success that we have.

Some highlights from the quarter compared to the fourth quarter of last year, revenue increased 4.5% to $264 million. Earnings per share were $0.33 versus $0.15, an increase of 120%. Our operating ratio was 96.2 versus 97.6. LTL revenue per workday increased 2.8%. LTL tonnage per workday decreased 3.2% and LTL yield increased 6% primarily due to effective yield management.

The 140 basis point improvement in Saia’s operating ratio for the quarter demonstrates continued effective execution across a number of key initiatives. Our focus on best-in-class service quality, strong yield results and operational excellence were the primary drivers to our margin improvement. We continue to advance our value proposition through investments that are improving the quality of our service, strengthening Company infrastructure, leveraging technology and investing in our employees.

A few specifics that contributed to our positive results this quarter were industrial engineering initiatives and corresponding operational efficiencies have reduced purchase transportation miles per day by an impressive 24% compared to the fourth quarter of last year. Fuel efficiency supported by our electronic onboard devices and the skill of our professional drivers improved by 2% quarter-over-quarter and is up 7% since we started this project.

A more detailed targeted approach to pricing and profit management has materially improved our yield. Mix improvements are steady as marketing efforts aimed at specific products and lanes, along with increasing our inside sales resources, are playing a role in the revenue growth we are experiencing in field business.

We continued our implementation of dimensioners in strategic terminals. This new technology allows us to provide quick, reliable and accurate density measurements for shipments. We have also updated our freight-handling technology throughout our system. These technology investments support both operational excellence and our yield management success.

Saia’s Quality Matters initiative continues to drive improvements in every major quality metric that we measure. Saia’s dedicated associates, who again, delivered 98% on-time service, also achieved a 33% reduction in cargo claims and improved in each of the six Customer Service Indicators.

At Saia, we realize that superior customer service is only achieved through engaged employees who are dedicated to doing a great job. We continue to invest in our employees with the implementation of market-based compensation, dock-to-driver training programs, courses in enhanced quality material handling, dock mentoring programs and our continued commitment to training and technology for improved safe driving technique, as well as robust employee recognition programs.

In 2012, we furthered our continuous improvement strategy by investing in technology and equipment to decrease the average age of our fleet, to provide our personnel with the tools they need to perform most effectively and to supply our customers with the real-time data and reporting that they increasingly require. But we are not stopping there. In 2013, we have raised the bar to ensure that we are always driving to be the best while improving our operational and cost efficiencies across our network.

In July, we acquired Robart Transportation Inc. and its subsidiary. As we discussed at the time, the acquisition supports Saia’s strategic goal of diversifying our service portfolio, which will provide further growth opportunities over time. The companies are now rebranded as Saia LTL — I’m sorry — Saia TL Plus and Saia Logistics Services. In January, we began offering this additional suite of services to Saia’s customer base and expect to see increased cross-selling as we move through 2013.

I believe these expanded offerings, combined with our impressive execution on quality, yield management and operational optimization at Saia LTL Freight, builds on Saia’s strong foundation and provides a clear course for long-term profitable growth going forward. Now I would like to turn it over to Jim Darby.

Jim Darby - Saia, Inc. — VP, Finance & CFO

Thanks, Rick and good morning, everyone. As Rick mentioned, the fourth-quarter 2012 earnings per share were $0.33 compared to $0.15 in the fourth quarter of 2011. For the quarter, revenues were $264 million with operating income of $10.1 million. This compares to 2011 fourth-quarter revenue of $253 million and a reported operating income of $6.2 million.

The LTL yield for fourth quarter 2012 increased by 6%, which primarily reflects the cumulative favorable impact of continued pricing actions. Continuing our trend from the past several quarters, we have been successful in our yield improvement as we achieved price increases even in an economic environment that is slowing. We continue to advance our industrial engineering initiatives and operational effectiveness projects, which reduce our reliance on purchase transportation, significantly enhance our fuel utilization and reduce our self-insurance cost. These initiatives are ongoing as we enter into 2013, which we believe will allow us to maintain our high quality of service to customers and gain further operational efficiencies.

The quarter did include increased healthcare and workers’ compensation expense, as well as higher costs from wage and benefit increases necessary to compensate our workforce and meet customer requirements. We had implemented a 3% wage and salary increase companywide effective on July 1. As I mentioned last quarter, this increase will add approximately $13 million in expense on an annualized basis. The impact of this wage increase is partially offset by further productivity and efficiency gains.

When compared to fourth quarter 2011, claims and insurance expense is $3.9 million less this year, reflecting more normal accident severity. As we mentioned on last year’s call, accident severity in fourth quarter 2011 was unusually high, accounting for approximately $3 million of this difference.

Our focus on safety training, along with the decline in cargo claims, resulted in the continued reduction in claims and insurance expense again in the fourth quarter. Our investments in and our commitment to our Quality Matters program are paying off and benefiting our customers.

Depreciation and amortization ran $12.3 million during the quarter versus $10.2 million in the prior year quarter due to our capital expenditures for tractors and trailers, which are now in service.

Year-to-date revenues were $1.1 billion, a 7% increase from last year. For the full year 2012, operating income was $58.7 million with net income of $32 million. This is compared to operating income of $28.1 million with net income of $11.4 million in the prior year. Earnings per share were $1.94 compared to $0.70 in 2011.

Our effective tax rate was 37.3% for 2012. For modeling purposes, we expect our normalized effective tax rate to be approximately 37.5% for the full year 2013. You should note that the timing of the enactment of the recent legislation, which retroactively reinstates certain tax credits for 2012, will result in those credits being recognized in the first quarter of 2013. This should be approximately a $0.06 favorable impact in the first quarter and this retroactive 2012 effect is excluded from the expected 2013 tax rate noted.

At December 31, 2012, total debt was $60.7 million. Net of the Company’s $0.3 million cash balance, net debt to total capital was 19.2%. This compares to total debt of $72.9 million at the end of 2011. Net capital expenditures for 2012 were $83 million. This compares to $68 million in the prior year. Strong cash flow from operations funded the capital expenditures, the Robart acquisition and a reduction in fixed debt during the year. The Company currently plans net capital expenditures in 2013 of approximately $90 million. This level reflects the purchase of replacement tractors and trailers and our continued investment in technology. Now I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President & CEO

Thanks, Jim. This quarter, Saia delivered solid margin and profit improvement. I believe our investments in our employees, quality techniques and innovative technology solutions provide a foundation for us to continue to build on in 2013. We remain committed to our core strategy of improving yield, building density, enhancing customer satisfaction, while reducing costs through engineered process improvements and continuous employee training. This strategy provides further opportunities for long-term profitable growth and increased shareholder and customer value in the future. With these comments, we are now ready to answer any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Yes, good morning, everyone.

Rick O’Dell - Saia, Inc. — President & CEO

Good morning, David.

David Ross - Stifel Nicolaus — Analyst

On the last call, when you were talking about CapEx, the initial estimate was that 2013 was going to be similar to 2012 in kind of the $80 million range, but it came in a little higher at $90 million. I was wondering if that is still all for replacement and then maybe the tech investments had a little bit more on top of that and on the equipment side also, is that more for tractors or trailers?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, we are kind of back to a more normal cycle on tractors because we have got our average age down in our target range, but our trailers are still beyond our target range. So we have got a significant trailer purchase in 2013, which kind of drove the number up.

One thing I would tell you is that I think there are some significant benefits from that because we are looking at our line-haul fleet. About 20% of our trailers today do not have logistics post capabilities, so we call them smooth-sided trailers and so making that investment in the new trailers should further enhance some of our line-haul optimization and kind of support some of the targets that we have for some additional efficiencies next year.

And then we also kind of bumped the number a little bit as we began to target some of our fuel efficiency management projects, which is part of our engineering targets again for this next year. We are retrofitting all of our line-haul trailers with the trailer skirts and the new ones that we are buying are going to have skirts on them as well. I think the retrofit alone was in the — about $3 million and the addition for the new — so that accounts for about $4 million of the increase.

And one thing on that is the engineering studies will tell you those skirts saved between 3% and 5% in fuel efficiency and 3% — we spend about $200 million on fuel at today’s price. So 3% gives you $6 million return. So we decided that might be something we should do.

David Ross - Stifel Nicolaus — Analyst

Yes, it sounds like a good return to me. Can you comment a little bit about the Robart acquisition, how that has performed since it has been with you guys for about a half a year now? You said it contributed about a penny to the third-quarter earnings. Was it about the same in the fourth quarter? Is it still growing nicely?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, I guess, first, I didn’t answer the other part of your first question on the fleet size. We are seeing negative tonnage trends right now. We have also, as we have increased the average — or improved the average age of our fleet, our utilization, our fleet utilization has improved and so those are essentially for replacements. We don’t plan on having any growth. We expect to just get some efficiencies out of our existing fleet at this point in time.

And then on Robart, and I think we said at the time of the acquisition that it was — would be about $0.04 accretive on an annual basis. And that is about the run rate that we are going at. The volumes and profit margins are improving. We are making some investments in infrastructure to allow us to grow that as we roll out the cross-selling that we talked about that just started in January. We are on target with that and again, it is a small segment, it is very well-managed, it’s providing great service to the customer base and we look forward to expanding that. I would expect that $0.04 to be somewhere in the $0.06 range at this point in time for 2013 and beyond that, we will give some further guidance on how that product offering is going as we move forward.

David Ross - Stifel Nicolaus — Analyst

And are you all looking at other acquisitions to complement the growth into logistics or are you just happy growing that organically right now and seeing where that goes?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, I think, at this point in time, we would like to get a little bit more time with that, but I mean, obviously, it is a very profitable model that has very good cash flow. If you could find small acquisitions that you are not paying a big multiple for and bring some synergies to it and growth that is something we would look at clearly over time.

David Ross - Stifel Nicolaus — Analyst

Excellent. I also like the new website. (multiple speakers)

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

William Greene, Morgan Stanley.

William Greene - Morgan Stanley — Analyst

Hi there, good morning. One clarification did you — I think, Rick, you might have mentioned this in your comments just now, the tonnage was down in January? Is that what you said or did I misunderstand that?

Rick O’Dell - Saia, Inc. — President & CEO

It is down and we were down a little bit for the quarter. I think Jim can kind of take you through the sequential trends on kind of where we were through the quarter.

William Greene - Morgan Stanley — Analyst

Yes, that would be great.

Jim Darby - Saia, Inc. — VP, Finance & CFO

Sure, I will walk you through that. LTL tonnage and these are year-over-year per workday comparisons, October was down 1.6%, November was down 3.7%, and December was down 5.0%. Now December can be a little harsh based on how the holidays fall and that type of thing, but, for the quarter, we were down 3.2% and so far month to date in January, we are running down to 3.1%.

William Greene - Morgan Stanley — Analyst

Okay. And then the rate trends — you have sort of, I think, been consistent in all your comments, which is just we will probably go to a 3% to 4% number in ‘13. Is that still the case? Is that where you feel things are still coming out?

Rick O’Dell - Saia, Inc. — President & CEO

They have been. I’ll tell you that this more granular, sophisticated pricing continues to pay dividends. We’ve continued to improve our quality and our specialized services to make sure we are compensated for those things. We are seeing contract renewals, at this point, have been in the 3% to 4% range. There are some other things that can clearly impact that, including targeting smaller more profitable accounts. So the average yield can be better than that, and what I would tell you is, again, while our volumes are down about 3% as we are into January, our yields are trending — we are into January at a higher yield level than we exited the fourth quarter. So we are continuing to make some solid progress there.

William Greene - Morgan Stanley — Analyst

And so the sequential change you typically see in OR first quarter over fourth I think is usually flattish, but perhaps last year was easy because of weather. Can you just sort of talk about anything we need to keep in mind as we think about modeling 1Q?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I guess if you look back, our historical 4Q to first quarter has kind of been all over the board. Some years, we have had wage increases in the quarter. Some, we haven’t. If you look back a few years, I think we had a GRI of January one year. So I think, at this point in time, we may have to throw history out a little bit.

But there are some things we probably need to consider. Obviously, Saia reported a very strong first quarter last year with a 95.9 OR on our yield progress, strong tonnage and we benefited from a very mild winter. As we look at this year, we have had a mild winter thus far, got positive yields and we have got some really good traction on some of our 2013 engineered cost initiatives. So I would say, kind of given our current trends and absent any significant weather impacts or some expense volatility that can occur in self-insurance, we would expect flat to modest improvement over last year’s OR for the same quarter.

William Greene - Morgan Stanley — Analyst

Oh, wow, in spite of down tonnage. That is quite good. Okay, good. Thank you for the time.

Rick O’Dell — Saia, Inc. — President & CEO

Thank you.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

Jack Waldo, Stephens Inc.

Jack Waldo - Stephens, Inc. — Analyst

Good morning and congrats on the year and the quarter.

Rick O’Dell — Saia, Inc. — President & CEO

Good morning, Jack.

Renee McKenzie - Saia, Inc. — Treasurer

Can you speak up a bit?

Jack Waldo - Stephens, Inc. — Analyst

Sure.

Rick O’Dell — Saia, Inc. — President & CEO

We can’t hear you very well at all.

Jack Waldo - Stephens, Inc. — Analyst

Is that better?

Renee McKenzie - Saia, Inc. — Treasurer

No.

Jack Waldo - Stephens, Inc. — Analyst

Is this better?

Renee McKenzie - Saia, Inc. — Treasurer

There you go.

Rick O’Dell — Saia, Inc. — President & CEO

That’s better.

Jack Waldo - Stephens, Inc. — Analyst

So my question is sticking on the OR trend, 260 basis points was a wonderful performance last year. You had incremental margins of 44% where it seems like historically it has been in that 15% to 20% range. With tonnage growth that is flat to negative, would you anticipate going back to a more historical, call it, 20% range and are there any initiatives, I guess positive or negative, that might impact that as we head into 2013?

Rick O’Dell — Saia, Inc. — President & CEO

Sure. I mean we have a number of initiatives to target growth. Obviously, our current trends are a little bit negative. We have been very disciplined from a pricing perspective, but I would tell you we have a number of targeted marketing initiatives focused on prospecting, on growing our inside sales resources, on using our CRM to do effective pipeline management, to take share over a period of time. And so, again, while our current trends are negative, I think, particularly as we get into the second half, we would not necessarily expect to have negative tonnage trends going forward.

But it is kind of what the current trend is and again, we are facing some tough comps. For the first two quarters, we had pretty robust tonnage and it really started dropping off in May and a lack of weather-related issues. So from that perspective, we take those kinds of things into consideration as we look at how the year may come.

And then for the Company, we have got a number of well-established engineered cost initiatives for 2013 that we focused in on starting in October. So — we are talking about last quarter now. I feel like I have been in 2013 for about four months now to see what we can do this year. And we have targeted about $20 million of annualized savings in these lists of projects. Some of the larger target areas are — line-haul optimization is the first one.

We are off to a good start in this project in 2013. We are actually achieving record load average in January in spite of expected seasonally weak tonnage. And then I talked about the purchase of the pup trailers that will give us 100% logistics post trailer, which is a 20% improvement in capacity. That is going to benefit both linehaul, as well as we have some enhanced cargo protection capability there.

And then on the fuel management efforts, again, since we started our fuel management project, we have saved 7%. Some of the things that we are doing there, the electronic onboard computers, they target optimal shifting. They also provide miles per gallon by driver and it continues to have a positive impact on driver behavior and we have some additional opportunities to continue to further that.

The electronic onboard computers also provide fuel data by tractor. So maintenance can kind of troubleshoot what the issues are in poor performing units. That data has kind of just been started again. We just had it in our full fleet starting in July. We talked about the trailer skirts that have an impact on your line-haul miles. People are seeing 3% to 5% on that from what I understand from engineered studies. The new equipment that we buy gets better miles per gallon than outgoing units.

We also have a national contract for retail and improved bulk tank utilization for our retail purchases. And then we have got a more targeted plan to make sure we buy internally, which is about a $0.30 per gallon benefit there. And then we have other targeted kind of savings on maintenance, cargo claims, safety and other areas, but, again, fuel and line-haul are the two largest buckets.

So I guess overall kind of when we look at what we can do for the year, I think it is going to be partially dependent upon what kind of an economic environment that we see in terms of tonnage and yields, the corresponding impact on that. But, again, I would tell you we are not just dependent upon the economy because of some of these efficiency efforts that we have.

The offset to that — obviously, there will be some wage pressure over time and we will have some additional depreciation with the capital expenditures that we have and the investments that we are making in technology, but I feel good about our opportunities as we move forward.

Jack Waldo - Stephens, Inc. — Analyst

Got you. Thanks for the detail there. Your volume trends, Rick, what do you attribute those to? Do you think they are more company-specific or driven more from the economic background?

Rick O’Dell — Saia, Inc. — President & CEO

Well, I think, obviously, we saw some economic softness through the fourth quarter. But I think it is also partially due to our pricing discipline. We just — we are being very disciplined on our pricing and very granular in saying, well, in that location, or unprofitable lane, I can’t give you the pricing you want. So within customers, we have lost some share in some lanes because we are unwilling to price in places that do not work for us.

But I think the economy is pretty soft and what I would tell you is I think, given some of the large corrective action, pricing, things that we have done over the last two years, I mean most of those are behind us. I have very few accounts that require a material increase. So what I would expect to see more going forward is we participate in the economic growth through our existing customer base and then with some of the projects that we have focused on target marketing and some growth and prospecting opportunities and we would expect to get back to taking some share.

Jack Waldo - Stephens, Inc. — Analyst

Fair enough. And Rick, how much of your business is delivered in three days or more?

Rick O’Dell — Saia, Inc. — President & CEO

It is about 20%. We are still about 80/20. So a larger proportion of the revenue obviously, but on a shipment count basis, it’s 80/20.

Jack Waldo - Stephens, Inc. — Analyst

And then my last question, you have a competitor that’s union that’s negotiating a contract right now. Do you believe that you have seen any freight divergence so far from that or do you believe — has that been much of a topic of conversation with customers at this point?

Rick O’Dell — Saia, Inc. — President & CEO

Not specifically.

Jack Waldo - Stephens, Inc. — Analyst

Okay, thank you, guys, very much for your time. Congrats.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Rick O’Dell — Saia, Inc. — President & CEO

All right, thanks.

Operator

Chaz Jones, Wunderlich.

Chaz Jones - Wunderlich Securities — Analyst

Yes, hey, good morning, everyone. Nice quarter.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Chaz Jones - Wunderlich Securities — Analyst

First question was, I was just curious, could you actually quantify the impact on the quarter with the additional healthcare and work comp expense?

Jim Darby - Saia, Inc. — VP, Finance & CFO

Sure.

Chaz Jones - Wunderlich Securities — Analyst

Is there a dollar figure?

Jim Darby - Saia, Inc. — VP, Finance & CFO

Sure. Looking fourth to fourth, which is probably what you are asking, right, the health plan was up about $2.1 million and the work comp compared to a year ago was up about $0.5 million.

Chaz Jones - Wunderlich Securities — Analyst

Do you see the healthcare (multiple speakers) as more one-time or is that probably something as we move forward is still going to have some cost pressure in it?

Jim Darby - Saia, Inc. — VP, Finance & CFO

I think ongoing there will continue to be some increases in the healthcare. The fourth-quarter increase was the sharpest that we have seen this year. Actually, third quarter was fairly flat year-over-year. So it came on a little bit faster. When we look at the whole year healthcare, our cost was up about 4% and that was a little bit less of an increase than what we saw in 2011 when it went up 14.5%.

So going forward, we would expect to see some increases in that, maybe in the 8% range or so, due to rising cost of services, the prescription costs continuing to go up and the new healthcare law, with its ever-increasing maximums, annual maximums on individuals, those are all driving our costs up. But I would say somewhere in the range of 8% or so.

Chaz Jones - Wunderlich Securities — Analyst

Okay, great. Yes, that is helpful. And then on the improved purchase transportation cost, just looking at it as far as in the quarter dropping below I think 6% of revenue, is that a number that you feel comfortable with from a run rate standpoint or is there still opportunity, if you are looking at it on a percentage of revenue basis, to continue to maybe drive that down a little bit more?

Jim Darby - Saia, Inc. — VP, Finance & CFO

I think the magnitude of the decrease from fourth quarter ‘11 to fourth quarter ‘12 is probably — we are not going to see that level again going forward. We are at a pretty good rate now. The line-haul guys have done a very good job of bringing those miles in-house, using less purchase transportation outside. But I would say you can see some seasonality of that as you go forward, but it is a pretty good run rate to use. You’ll see a little bit of seasonality as we get to the heavier quarters and you get to some vacations and that type of thing, but they have done a very good job of managing through some of our change in mix where we have to cover purchase transportation in the short run. But they have done a very good job of holding that down. As Rick mentioned, those miles are down substantially from a year ago.

Chaz Jones - Wunderlich Securities — Analyst

Got it. And then (multiple speakers) one last question. Just in terms of the CapEx, I know that you have kind of been going through an equipment refresh the last couple years here. And I know it is early to think about 2014, but is 2014 a year, as we sit here today, that perhaps CapEx starts to come back down some?

Rick O’Dell — Saia, Inc. — President & CEO

I guess I would say that it kind of depends on our outlook and what we think the returns look like. We probably have one more year to kind of refresh the city trailer fleet and then we would be finished. This year, we are addressing the line-haul trailers and some smaller group of the city trailers. But we really have probably one more year unfortunately of that. I mean for three years, we basically didn’t spend any money, so —.

Jim Darby - Saia, Inc. — VP, Finance & CFO

Chaz, as Rick —.

Chaz Jones - Wunderlich Securities — Analyst

Thanks for taking my questions. I’m sorry, go ahead.

Jim Darby - Saia, Inc. — VP, Finance & CFO

That’s all right. As Rick mentioned on the tractors, we pretty much caught up — the average age of fleet on tractors is now about 5.7. We feel comfortable with that and those purchases for 2013 are really at a maintenance level. The trailers are the ones that are going to spike up because we have let those age out a little bit, so there is a little bit of catch-up there. But as Rick mentioned, we will have to see as things develop through 2014 all the way into 2014 as you mentioned. It is a little early to project that.

Chaz Jones - Wunderlich Securities — Analyst

Got it. Thanks for taking my questions.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

Art Hatfield, Raymond James.

Art Hatfield - Raymond James — Analyst

Hey, morning, everyone. Hey, Jim, just real quick, back on healthcare, you have talked about a growth rate of 8% going forward. Did you give what the total spend in ‘12 was in healthcare?

Jim Darby - Saia, Inc. — VP, Finance & CFO

It is just under $60 million. And that increase was a little bit less than the ‘10 to ‘11 that we had, Art, but — so it was a little bit better than what we had anticipated. But, going forward, we would expect it to be maybe in the 8% range on increase.

Art Hatfield - Raymond James — Analyst

Fair enough. Fair enough. That’s helpful. I had ‘10 and ‘11, but I couldn’t find — you had said ‘12. Just one other thing, as we think about kind of — as I try contemplate modeling for ‘13, and you guys are doing tremendous stuff on the productivity side, but, as you noted, the volume environment isn’t great right now. Is everything that you are doing on the productivity side and focusing on rates, are you just basically mitigating the impact on the OR that is being caused by less tonnage? Or at these tonnage levels, can you still grow the OR or improve the OR, I should say grow, but improve the OR in 2013 or do you need tonnage levels to improve from here?

Rick O’Dell — Saia, Inc. — President & CEO

To me, the tonnage levels are a compounding thing. If I just look at the cost initiatives that we have of say $20 million, and then if you get our targeted yield increases in the 3% to 4% range, it gives you a pretty good bucket of improvement opportunities and then obviously that will be offset by some of the things we have talked about, partially offset anyway by healthcare, wage and benefit increases, increased depreciation.

But we think there is — we don’t think we are dependent upon a lot of tonnage growth to improve the operating ratio. Obviously, it certainly enhances it should we get in a better environment and/or have success at improving our tonnage levels at a reasonable yield. And thus far, the yield environment has been pretty solid. We have seen a few people that are starting to price some 3PL accounts and things that can move business pretty quickly. So a couple people are responding in that manner, but we have not seen any widespread major negotiation type issues or challenges at this point in time.

Art Hatfield - Raymond James — Analyst

Okay. Fair enough. Hey, thanks for the time.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

Thom Albrecht, BB&T.

Thom Albrecht - BB&T Capital Markets — Analyst

Good morning, everyone. And a couple follow-up questions. Jim, do you have some guidance for depreciation for 2013?

Jim Darby - Saia, Inc. — VP, Finance & CFO

Well, we don’t give specific guidance, but I can give you what you might expect is it has ramped up in 2012. It’s a high level of CapEx and we finished the year about $48 million in total. That was up substantially from ‘11. Going forward, I would expect that, with the level of capital expenditures that we have quoted for next year being in the $90 million range, it would probably go up a little over $1 million a quarter, somewhere in the range of $53 million or so. And we will bring the equipment on early as well.

Thom Albrecht - BB&T Capital Markets — Analyst

No, that makes sense. I just needed some ballpark thoughts there. Rick or others, on your purchase transportation line, now that you have got Robart in there and there are some PT expenses paid out through there; it is kind of hard to know how much of that line item is the line-haul for LTL versus brokerage. So of the let’s say $15 million in the fourth quarter, what is an approximate split?

Jim Darby - Saia, Inc. — VP, Finance & CFO

Well, the PT, the way that we record the purchase transportation, the way we record revenue for our new subsidiaries is the revenue comes in net of PT on the top line. (multiple speakers)

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, so there is no —?

Rick O’Dell — Saia, Inc. — President & CEO

It’s just the brokerage revenue is basically what is reported, so it is all Saia LTL freight is in the purchase transportation line. There is no gross up.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, all right. And then, let’s see what else I had here. So given the improvement there, I know you talked about a lot of your initiatives, Rick, and I am sorry to kind of repeat myself, but do you think purchase transportation, line-haul and all that represents as much of an opportunity in ‘13 as what you have seen over the last four or five quarters?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I do actually because — we actually started another line-haul optimization initiative in November and in both December and January, we set new records for load average at our Company on what are two of the lightest tonnage periods of the year. And when I also consider that, by May probably, we will have the new line-haul pups in, which will give us some enhanced capacity in the line-haul network there from the loading capability and some increased tonnage at that time, I think we can further our efficiencies there.

So obviously the line-haul is a big bucket. The purchase transportation is just one segment of that that obviously sticks out on the financial statements. But the fuel and the line-haul driver expense — fuel and the operating expense line and the line-haul driver expense and the wage line are big numbers too.

Thom Albrecht - BB&T Capital Markets — Analyst

Yes, no, I hear you. And then just a couple of others. So what was your workers’ comp total in 2012 and cargo claims, either as a percentage of revenues or however you might want to give that?

Rick O’Dell — Saia, Inc. — President & CEO

Cargo claims was 1.1% of revenue for the year and it was below 1% of revenue for the second half and we expect to maintain that cargo claims ratio going forward. Do you have the work comp?

Jim Darby - Saia, Inc. — VP, Finance & CFO

About 17, yes. The work comp for the year was right around 20 and that includes the adjustment that we booked into fourth quarter because we do an actuarial study every year and we were surprised by greater adverse development in prior-year claims and then that, of course, applies to the current year claims where we expect higher development. So we booked an adjustment into fourth quarter that got us for the year about 20.

Thom Albrecht - BB&T Capital Markets — Analyst

And what was that like a year ago? 17, 18?

Jim Darby - Saia, Inc. — VP, Finance & CFO

About 19 — about 19 (multiple speakers).

Rick O’Dell — Saia, Inc. — President & CEO

But both years actually had some unfavorable development in them. In 2010 and 2011, we had some work comp severity that was higher than it was in ‘12 and obviously, I think anytime you do an actuarial study and do true-up, you think you have got the number right. But we have taken some pretty significant adjustments two years in a row and with our current safety performance, we have targeted internally, shall we say, some reductions in expense in that line.

Jim Darby - Saia, Inc. — VP, Finance & CFO

And I mentioned to an earlier question that fourth-to-fourth work comp was up about $0.5 million. If we compare — since both of those had adverse adjustments, if you looked at that versus what would be a quote more normal quarter, it might have been about 1.5 more than a normal quarter just for fourth because that had the upward adjustment.

Thom Albrecht - BB&T Capital Markets — Analyst

Right. Okay, thank you very much.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

Scott Group, Wolfe Trahan.

Scott Group - Wolfe Trahan — Analyst

Hey, thanks, good morning.

Renee McKenzie - Saia, Inc. — Treasurer

Good morning.

Scott Group - Wolfe Trahan — Analyst

So I just want to make sure I am understanding your comments about purchase transportation. I thought I heard in one question, you said it is tough to get much better than where we are in fourth quarter and then I thought I heard you say to Thom just last question that there is more to go here. So when we think about that line item, obviously, a nice year-over-year reduction in absolute PT in 2012, how are you thinking about that line on an absolute basis in ‘13?

Rick O’Dell — Saia, Inc. — President & CEO

Okay, so it’s Rick. Here is what you have to consider. Our line-haul expense — I mean the purchase transportation portion is a very small portion of our overall line-haul expense because most of our freight is moved with company drivers, which have wages, equipment costs, maintenance and fuel are the biggest components of that. So what I am saying is, while we believe that our purchase transportation is optimized on today’s freight and tonnage levels, there is still an opportunity, particularly as tonnage increases, to get further line-haul optimization.

Now the PT portion is now a smaller portion of our spend, so it will really come more in the wage, benefit and fuel line. So I think that was what Jim’s point was, that he would more expect PT to kind of trend with tonnage levels as they go through the seasonality on a percentage basis, etc., but that doesn’t mean we don’t have savings that we will see in the fuel and the wage line will be the two primary ones as we reduce miles by improving our load average and our line-haul efficiency.

Scott Group - Wolfe Trahan — Analyst

Okay, that’s actually very helpful. Rick, can you give a little bit more color? You mentioned something about the competitive environment with 3PL may be changing a little bit. Just what are you seeing out there in the competitive environment? We had the other LTL, Arkansas Best, reported today and they are seeing their tonnage got a lot better and maybe their yields a little worse. Is the competitive environment getting worse as the economy has softened?

Rick O’Dell — Saia, Inc. — President & CEO

Like I said, one thing you have is this book of 3PL business or the segment of that that is pretty transactional, so if you go cut your price with them and there is kind of an immediate impact on that. So I think you see people that aren’t getting the tonnage levels that they would like to see this time of year and they are willing to go sacrifice some yield to get some tonnage. We are very committed to our value proposition and we even see within the 3PLs we can — when we raise price, they may tell us we are going to lose a lot of business and a lot of times we don’t because customers still make choices, not based on price and 3PLs do the same thing. They have a little bit different models, but it is the same way that it works.

So to me, it is just a philosophy, you’ve got to decide what your needs are for your company and it’s a way to go out and try to optimize or get tonnage some place you need it if you have excess capacity or something. I guess we feel like our yields and our value proposition is important to us and we think it is important to most customers. So we have taken the position that we have gotten these 3PLs operating within a tolerable range and we really don’t have a range — we don’t have room in there to move pricing and we are not willing to sacrifice our value proposition. So that is some small incremental amount of tonnage. The math just doesn’t really work on that.

Scott Group - Wolfe Trahan — Analyst

What percent of the business today is 3PL?

Rick O’Dell — Saia, Inc. — President & CEO

You would have to get industry figures. I mean it’s varied

Scott Group - Wolfe Trahan — Analyst

I am talking of your business.

Rick O’Dell — Saia, Inc. — President & CEO

Probably in the 20% range. The only thing I would tell you — I don’t count — it depends what you define as a 3PL. You have 3PLs that they just negotiate for the customer and pay freight bills and it is customer-specific pricing. I mean is that 3PL or is that kind of generic pricing 3PL? So it depends on what your definition is. We believe ours is about 20% total.

Scott Group - Wolfe Trahan — Analyst

Okay. And then last thing on the CapEx side, I understand your answer about some of the maintenance stuff. When do you think about actually start growing again and raising CapEx? Is there a margin level or a return on capital level that you want to hit first?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I mean, to me, I would like to see our operating ratio below 93 or some good confidence that we are going to be headed in that direction in the near future and then we could kind of look for a potential acquisition or organic geographic expansion of the business. But in today’s environment, when a tractor costs $94,000, and you are operating at a 95 OR, it is just not a good investment in incremental business and that is one reason for us. We are not going to go chase incremental tonnage at a 95 OR because return on capital is inadequate.

We think there are — also, we believe there are some good returns on some investments in technology, dimensioners, upgrading our fleet, which will have a good return on it in terms of some load average cargo claims reduction opportunities, as well as these trailer skirts and things. So for us, our focus is really on furthering some of our operating efficiencies and our quality initiatives within our Company so we can kind of further sustain our value proposition for some period of time to get the OR down where it really needs to be so we can pursue some other growth opportunities.

Scott Group - Wolfe Trahan — Analyst

Okay, that makes sense. Thanks a lot. I appreciate it.

Rick O’Dell — Saia, Inc. — President & CEO

All right. Thanks.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

Rick, Jim, Renee, how are you folks this morning?

Rick O’Dell — Saia, Inc. — President & CEO

Good, how are you?

Jason Seidl - Dahlman Rose — Analyst

Hanging in, guys. A couple quick questions. One, just conceptually, not putting any numbers around it, if I look at 1Q, you started off tonnage down, but you think you can have some OR improvement if we exclude the impact from the one-time tax benefit in the quarter. Is it safe to say, when I am modeling throughout the course of the year, that this is probably going to be your most difficult quarterly comp, all things being equal?

Rick O’Dell — Saia, Inc. — President & CEO

Well, Q2 was a really good quarter too, but — then our tonnage kind of dropped off in the second half, which I think everyone’s did. We saw some softening — some weakness through the second half. So, yes, I think the first half of the year, obviously, has some tougher comps and the second half of the year to me, quite frankly, we could have done better in the third quarter and the fourth quarter. We have identified some opportunities to address some of those — some of those internal opportunities and to do better there. If we get a little bit of a second-half recovery then some of our marketing initiatives could have some benefit, as well as you get more traction through these engineered initiatives and we get the capital and the technology in place. We have demonstrated good results from that. So I think your comment is fair is the first-half comps are going to be a little bit more difficult given tonnage trends and mild winter weather and how well we did last year during those two quarters.

Jason Seidl - Dahlman Rose — Analyst

Okay. And just another question regarding brokered freight. Are you seeing a higher percentage of your business move towards the brokers?

Rick O’Dell — Saia, Inc. — President & CEO

You are talking 3PL brokers?

Jason Seidl - Dahlman Rose — Analyst

Yes.

Rick O’Dell — Saia, Inc. — President & CEO

Yes, yes —.

Jason Seidl - Dahlman Rose — Analyst

And if so, by how much? I mean if you can quantify it.

Rick O’Dell — Saia, Inc. — President & CEO

I guess I would say, to me, if you look at the growth rates of the 3PLs, they are greater than the growth rates of the LTL carriers. So I guess that is definitely true. And so, again, that is some of the things that we really are looking at. From our businesses, we have to be diligent in our pricing of those — of that business segment and make sure that those customers are paying for the value proposition that we are bringing to the marketplace as well.

We also have inside sales that are working with those smaller customers and giving them a more direct contact and follow-up to kind of combat some of the 3PLs that have call centers and people doing the same type of thing and you can’t have a sales rep out driving around calling on those customers. You do it in a different methodology. So that is another thing that we are working on in that segment too. But I think you can tell kind of — and I guess I have said this before. I mean what those transactional 3PLs do is they accumulate small customers and negotiate national account type pricing with them.

So what that means is, over time, as your small customers, they have an option to go through a 3PL and get more aggressive pricing. And so we have to offer those smaller customers a better price than we offered them in the past. And so what that means is the national account people also have to pay — you don’t have this big divergence where national accounts operate at let’s call it 100 and if your field accounts all operated at 70, then if it was 50/50, you could operate at 85. You can’t do that anymore because the field customers have more pricing leverage because they have got this other alternative they can go to. So again, I think it also demonstrates to us and causes us to have to make sure our pricing is prudent both with the small customer, as well as the national accounts can’t just be carrying your overhead.

Jason Seidl - Dahlman Rose — Analyst

It sounds like, from your comments that you just gave, that you guys are looking towards prudently – to take back some of those smaller customers.

Rick O’Dell — Saia, Inc. — President & CEO

If I get the customer to do business with me direct and not pay the 3PL his 18% and he can get it through the same price that I am getting it for him, then I win on that, don’t I?

Jason Seidl - Dahlman Rose — Analyst

Yes, absolutely. All right, fantastic. Guys, thanks for the time as always. I appreciate it.

Rick O’Dell — Saia, Inc. — President & CEO

Thank you.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

Jack Waldo, Stephens Inc.

Jack Waldo - Stephens, Inc. — Analyst

Hi, guys. I just wanted to follow up on the tax issue. Would you mind explaining that one more time?

Jim Darby - Saia, Inc. — VP, Finance & CFO

Sure. And we gave what the effective rate was in ‘12 and what we expect it to be in 2013. And what we said was, because of the fiscal cliff legislation that was enacted, wasn’t actually enacted until January 2, so the retroactive benefit for 2012, you cannot book that in 2012. It will be handled as a subsequent event and it will have about a $0.06 impact on first quarter. The rate that I quoted, the effective rate for 2013, takes into account the extra credits that are allowed for 2013. So that will be a subsequent event that we will record in the first quarter. Does that make sense?

Rick O’Dell — Saia, Inc. — President & CEO

Right. So in other words, the propane tax credits got alternative fuels tax, which are propane tax credits that got reinstated. There is going to have a $0.12 impact in 2013, but $0.06 of it is retroactive. It will all be booked in the first quarter and we will all throw it out?

Jack Waldo - Stephens, Inc. — Analyst

Will the full year be the 37.5% you have guided? Or will it be the 37.5% five you guided —?

Jim Darby - Saia, Inc. — VP, Finance & CFO

Excluding the $0.06 from last year. We did not include the retroactive piece in that because that all gets recorded in the first quarter. The effective tax rate for 2013 is the 37.5%, but we will have a $0.06 benefit that relates to last year that is not in that rate. So that all gets booked in the first quarter.

Jack Waldo - Stephens, Inc. — Analyst

Okay, thank you.

Operator

Thom Albrecht, BB&T.

Thom Albrecht - BB&T Capital Markets — Analyst

All right, so just one more point on that. So then the $0.06 for 2013 is really just going to be spread amongst Q2, Q3 and Q4, correct?

Jim Darby - Saia, Inc. — VP, Finance & CFO

That’s correct.

Rick O’Dell — Saia, Inc. — President & CEO

Actually one through —.

Jim Darby - Saia, Inc. — VP, Finance & CFO

One through four.

Rick O’Dell — Saia, Inc. — President & CEO

It will be spread one through four and the cumulative adjustment, which was really for 2012, of another $0.06 will be all booked in the first quarter. So basically, it is $0.015 a quarter is what the run rate is, right?

Thom Albrecht - BB&T Capital Markets — Analyst

Right.

Rick O’Dell — Saia, Inc. — President & CEO

For the benefit on run rate and then there will also be another $0.06 booked in the first quarter.

Thom Albrecht - BB&T Capital Markets — Analyst

So really the first quarter is about $0.075, of which $0.06 is for the 2012 retroactive?

Jim Darby - Saia, Inc. — VP, Finance & CFO

That’s correct. And the reason we said that is because when we report first quarter, we will specifically identify that $0.06 impact as being retroactive for 2012 and it is not a rate that applies to 2013. The way you said it was right.

Rick O’Dell — Saia, Inc. — President & CEO

But we won’t retroactively raise our $1.94 to $2?

Jim Darby - Saia, Inc. — VP, Finance & CFO

No, we’re not allowed to do that.

Thom Albrecht - BB&T Capital Markets — Analyst

All right. So we will put in about $1.2 million is what that works out to after-tax, so as we fiddle around for Q1, so — okay, thank you very much.

Rick O’Dell — Saia, Inc. — President & CEO

All right, thanks.

Operator

This does conclude today’s question-and-answer session. I would like to turn the conference back over to Mr. Rick O’Dell for any additional or closing remarks.

Rick O’Dell — Saia, Inc. — President & CEO

Great, thank you for your interest and we look forward to doing another call next quarter.

Operator

That does conclude today’s conference. We thank you for your participation.